Exhibit 10.15

Schedule of Executive Officer Compensation for 2005

Set forth below is a description of the compensation that MathStar, Inc. determined to pay to its executive officers (defined in Item 402(a)(3) of Regulation S-K) in their current positions for the year ending December 31, 2005.

Name	2005 Base Salary	Securities Underlying 2005 Stock Option Awards(#)(1)	Securities Underlying 2005 Restricted Stock Awards(#)(2)
Douglas M. Pihl, President and Chief Executive Officer	$246,000	—	—
Ronald K. Bell, Chief Technology Officer	$240,000	—	—
Daniel J. Sweeney, Chief Operating Officer(3)	$180,000	183,334	83,334
Dean J. Westman, Vice President, Sales(4)	$175,000	—	—
James W. Cruckshank, Chief Financial Officer and Vice President, Administration(5)	$175,000	145,000	75,000
Sean P. Riley, Vice President, Marketing(6)	$170,000	100,000	83,334
Timothy A. Teckman, Vice President, Engineering(7)	$150,000	91,667	91,667
Bryon K. Bequette, General Counsel	$70,000	66,667	—

(1)          Under the MathStar, Inc. 2004 Amended and Restated Long-Term Incentive Plan, each of these executive officers has been granted stock option awards for the number of shares noted.  The stock option awards granted to Messrs. Sweeney, Cruckshank, Riley and Teckman vest as to 25% of the shares subject to the option on the first, second, third and fourth anniversary dates of the date of grant. The stock option award granted to Mr. Bequette vested in full on the date of grant. The stock options have a term of 10 years. The stock option award granted to Messrs. Sweeney, Riley and Teckman have a per share exercise price of $4.80. The stock option awards granted to Messrs. Cruckshank and Bequette have a per share exercise price of $6.3. 0ur board of directors has determined the per share exercise price to be equal to the fair market value of our common stock on the date each option was granted.

(2)          Under the MathStar, Inc. 2004 Amended and Restated Long-Term Incentive Plan, each of these executive officers has been granted restricted stock awards for the number of shares noted.  Restricted stock awards vest upon the effective date of an initial public offering of our equity securities, including this offering, the sale or other transfer of all or substantially all of our assets, our liquidation or dissolution, any person becomes the owner of more than 50% of the combined voting power of our outstanding voting securities who was not previously the owner of at least 50% of such securities, or a merger if our stockholders immediately before the effective date of such merger own immediately after the effective date of such merger securities of the surviving company representing less than 50% of the voting power of the surviving corporation’s securities.  In addition, the board or the compensation committee of the board has the power to delay the vesting of the shares of restricted stock subject to the award for up to one year after the occurrence of any such event.

(3)          Pro rated from March 14, 2005.

(4)          Mr. Westman is a party to a Variable Compensation Plan that covered the period from March 1, 2005 through September 6, 2005, under which he was entitled to receive cash bonuses based on the number of design wins he achieved and a percentage of revenue generated from orders he obtained.  Mr. Westman's salary is pro rated through September 6, 2005.  In connection with Mr. Westman's termination of employment, MathStar agreed to pay him $88,000.  This payment will be made upon the expiration on October 10, 2005 of rescission periods imposed by law if Mr. Westman does not rescind the agreement during these periods.

(5)          Pro rated from June 20, 2005.

(6)          Pro rated from April 25, 2005.

(7)          Pro rated from April 4, 2005.

Schedule of Director Compensation for 2005

Set forth below is a description of the compensation that MathStar, Inc. determined to pay to its directors for the year ending December 31, 2005.

Cash Compensation

Retainer:	$1,500 per quarter
Board Meeting Fee:	$750 per meeting
Audit Committee:	$1,000 per meeting for chairman, $750 per meeting for members
Other Committees:	$750 per meeting for chairman, $500 per meeting for members

Equity Compensation

Initial Option Grant:

25,000 share option, vesting over three years on the first, second and third anniversary dates of the date of grant if the director is then a director of MathStar.  Messrs. Benno G. Sand, Merrill A. McPeak and Morris Goodwin, Jr. will each receive an option to purchase 25,000 shares on the effective date of MathStar's initial public offering.

Annual Grant:	5,000 share option, vesting 1 year after grant if the director is then a director of MathStar

The exercise prices of the options will be equal to the fair market value of MathStar's common stock on the date of grant.